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                                                                    EXHIBIT 10.2

                    AMENDMENT TO SPECIAL RETENTION AGREEMENT

         This Amendment (the "Amendment") is made this 25th day of July, 2003 (the "Effective Date"), in order to amend certain terms of the Special Retention Agreement, dated September 9, 2002 (the "Retention Agreement") by and between Houghton Mifflin Company (the "Company") and David Caron (the "Executive"), as previously amended by the letter agreement dated as of September 17, 2002 between the Company and the Executive (the "Letter Agreement" and together with the Retention Agreement the "Agreement"). Capitalized terms not otherwise defined herein will have the meaning give to them in the Agreement.

         In consideration of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Transaction Retention Payment. The last sentence of Section 2(B) of the Retention Agreement (Transaction Retention Payment) will be amended to read in its entirety as follows:

         "The two Relevant Dates and the amount of the Transaction Retention Payment with respect to each Relevant Date are as follows: (i) the one-month anniversary of the Transaction Date - twenty percent (20%) of the Total Retention Bonus; and (ii) October 31, 2003 - eighty percent (80%) of the Total Retention Bonus."

2. Continuation of Health Benefits. The second paragraph of the Letter Agreement (Continuation of Health Benefits), will be amended to read in its entirety as follows:

         "If your employment is terminated during the 'Term' of your Retention Agreement (a) on or prior to October 31, 2003 by the Company without "Cause" or by you with "Good Reason" (as those terms are defined in your Retention Agreement), or (b) after October 31, 2003 by the Company without "Cause" or by you with or without "Good Reason" (provided that you give the Company at least 30 days prior notice of your departure if you terminate your employment without Good Reason) then, for the two-year period immediately following the termination of your employment (the "Benefit Period"), the Company will provide you with medical, dental, and vision benefits substantially similar to those which are provided to the active employees of the Company from time to time in accordance with the cost schedule which applies to those employees from time to time. To the extent comparable benefits are made available to you at comparable cost (or less) during the Benefit Period, the benefits you would otherwise receive from the Company will be reduced (and you are to report any such benefits to the Company).

    3. Except as set forth in this Amendment, the Agreement remains in full force and effect. This Amendment, the Agreement and the letter dated as of the date hereof from the Company to the Executive represent the parties' final and mutual understanding with regard to its subject matter and replace and supercede any prior agreements or understandings between Executive and the Company, whether written or oral, with regard to compensation, benefits, termination, severance or any terms of employment. All prior agreements of the parties hereto in respect of the subject matter contained herein is

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         hereby terminated and canceled. This Amendment may not be modified or replaced except by another signed written agreement.

IN WITNESS WHEREOF, the parties intending to be legally bound, have caused this Amendment to be signed.

                                          HOUGHTON MIFFLIN COMPANY

                                          By: /s/ Sylvia Metayer
                                              _________________________________
                                          Name: Sylvia Metayer
                                          Title: Acting Chief Executive Officer,
                                          Executive Vice President and Chief
                                          Operating Officer

DAVID CARON
/s/ David Caron
________________________________